Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2015 RESULTS

–    Reports FFO of $0.42 Per Share for the Quarter   –

GREAT NECK, New York, May 8, 2015 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2015.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “We delivered another quarter of stable results as we benefitted from our well leased properties, acquisitions made in the prior year and from a lease termination fee. Our long-term strategy is to add properties throughout the United States rooted in real estate fundamentals. This focus allows us to underwrite acquisition opportunities with the intent to own assets for the long term. We also selectively prune our portfolio and recycle capital once we determine an asset or market reaches peak value in our efforts to provide a stable dividend and value for our stockholders.”

Operating Results:

Total revenues for the three months ended March 31, 2015 increased $900,000 or 6.3%, to $15.3 million, from $14.4 million for the three months ended March 31, 2014, due to a $650,000 lease termination fee, a $193,000 increase in tenant reimbursements and a net $81,000 increase in rental income. Tenant reimbursements increased primarily due to properties acquired since May 2014. The net increase in rental income is due primarily to the properties acquired in 2014 and 2015 offset principally by the loss of $1 million of income from properties that were sold in such periods.

Total operating expenses for the first quarter of 2015 were $7.9 million, compared to $7.1 million for the first quarter in the prior year. The change is due primarily to increased real estate expense, real estate acquisition costs and depreciation with respect to properties acquired after March 31, 2014.

Net income attributable to One Liberty in the first quarter of 2015 was $7.9 million, or $0.48 per diluted share, compared to $3.3 million, or $0.20 per diluted share, for the first quarter of 2014. The increase is due primarily to the Company’s $3.4 million share of the income from the sale of the Cherry Hill, NJ property and to a lesser extent, a non-cash purchase price fair value adjustment of $960,000 relating to One Liberty’s acquisition of its partner’s 50% interest in an unconsolidated joint venture that owns a property in Lincoln, Nebraska. Excluding the effect of the sale and the adjustment, net income attributable to One Liberty was $0.21 per diluted share.

Funds from Operations, or FFO, was $6.9 million, or $0.42 per diluted share, for the quarter ended March 31, 2015, compared to $6.9 million, or $0.43 per diluted share, in the corresponding period of 2014. Adjusted Funds from Operations, or AFFO, was $7.3 million, or $0.45 per diluted share, for the quarter ended March 31, 2015, compared to $7.2 million, or $0.45 per diluted share in the corresponding prior year period. FFO and AFFO per share were impacted in the current quarter by the increase in the weighted average number of shares outstanding due to share issuances under One Liberty’s equity incentive, at-the-market offering and dividend reinvestment programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

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Acquisitions:

As previously disclosed, One Liberty acquired, during the first quarter of 2015, an aggregate of $37.5 million of assets. This includes a Lakewood, Colorado shopping center for approximately $17.5 million, a net leased distribution facility in Louisville, Kentucky for approximately $4.4 million, a fee interest in a land parcel located in Lakemoor, Illinois, improved by a 496 unit multi-family property, for approximately $9.3 million, and the remaining 50% interest owned by One Liberty’s joint venture partner in an entity which owns a retail property in Lincoln, Nebraska for approximately $6.3 million. Due to the timing of the acquisitions, rental income from these four properties was $181,000 in the current quarter and One Liberty estimates that the rental income in subsequent quarters will be $1.1 million per quarter.

Balance Sheet:

At March 31, 2015, One Liberty had $23.2 million of cash and cash equivalents, total assets of $624.7 million, total debt of $333.1 million and total stockholders’ equity of $256.1 million.

At May 4, 2015, One Liberty’s available liquidity was approximately $57.4 million, including approximately $6.7 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and $50.7 million available under its credit facility.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate, after adjustments for unconsolidated partnerships, joint ventures and non-controlling interests. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. One Liberty computes AFFO by deducting from FFO its straight-line rent accruals, amortization of lease intangibles and lease termination fee income and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and prepayment costs associated with mortgage debt.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

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FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities. Management also examines the reconciliation of net income to FFO and AFFO.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, health and fitness and other properties under long term leases. Most of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC. (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Rental income, net	$13,894	$13,813
Tenant reimbursements	782	589
Lease termination fee	650	-
Total revenues	15,326	14,402

Operating expenses:
Depreciation and amortization	3,734	3,577
General and administrative	2,392	2,211
Federal excise and state taxes	74	62
Real estate expenses	1,334	1,098
Leasehold rent	77	77
Real estate acquisition costs	248	40
Total operating expenses	7,859	7,065

Operating income	7,467	7,337

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	147	133
Other income	3	8
Purchase price fair value adjustment	960	-
Gain on sale of real estate, net	5,392	-
Prepayment costs on debt	(568)	-
Interest:
Expense	(3,739)	(3,953)
Amortization and write-off of deferred financing costs	(455)	(238)

Income from continuing operations	9,207	3,287
Income from discontinued operations	-	13

Net income	9,207	3,300
Net income attributable to non-controlling interests	(1,351)	(27)

Net income attributable to One Liberty Properties, Inc.	$7,856	$3,273

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.48	$0.20

Funds from operations - Note 1	$6,875	$6,897
Funds from operations per common share-diluted - Note 2	$0.42	$0.43

Adjusted funds from operations - Note 1	$7,322	$7,224
Adjusted funds from operations per common share-diluted - Note 2	$0.45	$0.45

Weighted average number of common and unvested restricted shares outstanding:
Basic	16,338	15,865
Diluted	16,438	15,965

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ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
Note 1:	2015	2014
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$7,856	$3,273
Add: depreciation of properties	3,650	3,541
Add: our share of depreciation of unconsolidated joint ventures	93	93
Add: amortization of deferred leasing costs	84	36
Add: Federal excise tax relating to gain on sales	39	(19)
Deduct: gain on sale of real estate	(5,392)	-
Deduct: purchase price fair value adjustment	(960)	-
Adjustments for non-controlling interests	1,505	(27)

Funds from operations	6,875	6,897

Deduct: straight-line rent accruals and amortization of lease intangibles	(302)	(393)
Deduct: lease termination fee income	(650)	-
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	(1)	-
Add: amortization of restricted stock compensation	577	472
Add: prepayment costs on debt	568	-
Add: amortization and write-off of deferred financing costs	455	240
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	8	4
Adjustments for non-controlling interests	(208)	4

Adjusted funds from operations	$7,322	$7,224

Note 2:
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.48	$0.20
Add: depreciation of properties	0.22	0.22
Add: our share of depreciation of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	-	-
Add: Federal excise tax relating to gain on sales	-	-
Deduct: gain on sale of real estate	(0.33)	-
Deduct: purchase price fair value adjustment	(0.06)	-
Adjustments for non-controlling interests	0.10	-

Funds from operations per common share-diluted	0.42	0.43

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.02)	(0.02)
Deduct: lease termination fee income	(0.04)	-
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Add: amortization of restricted stock compensation	0.04	0.03
Add: prepayment costs on debt	0.03	-
Add: amortization and write-off of deferred financing costs	0.03	0.01
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	(0.01)	-

Adjusted funds from operations per common share-diluted	$0.45	$0.45

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	March 31,	December 31,
ASSETS	2015	2014
Real estate investments, net	$547,198	$504,850
Property held-for-sale	-	10,176
Investment in unconsolidated joint ventures	2,486	4,907
Cash and cash equivalents	23,153	20,344
Restricted cash	1,335	1,607
Unbilled rent receivable	12,870	12,815
Unamortized intangible lease assets, net	29,104	27,387
Other assets	8,542	8,353
Total assets	$624,688	$590,439

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$304,808	$292,049
Line of credit - outstanding	28,250	13,250
Unamortized intangible lease liabilities, net	15,028	10,463
Other liabilities	18,407	18,773
Total liabilities	366,493	334,535

Total One Liberty Properties, Inc. stockholders' equity	256,110	254,276
Non-controlling interests in consolidated joint ventures	2,085	1,628
Total equity	258,195	255,904
Total liabilities and equity	$624,688	$590,439

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